UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Tyme Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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TYME TECHNOLOGIES, INC.

17 STATE STREET—7TH FLOOR

NEW YORK, NY 10004

July 25, 2018

Dear Stockholders:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders on Thursday, August 23, 2018 at 11:00 a.m. (Eastern Time), at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, NJ 07932.

All Tyme Technologies, Inc. stockholders of record at the close of business on June 25, 2018 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting regardless of whether you plan to attend. To ensure that you will be represented, we ask you to vote in advance by mail. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.

Sincerely,

Steve Hoffman
Chief Executive Officer

Tyme Technologies, Inc.

17 State Street – 7th Floor

New York, NY 10004

Notice of Annual Meeting of Stockholders

Thursday, August 23, 2018 11:00 a.m. Eastern Time

Wyndham Hamilton Park Hotel and Conference Center

175 Park Ave.

Florham Park, NJ 07932

The principal business of the Annual Meeting will be to:

1.	Elect three Class I directors for a three-year term;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019;

3.	Approve our Amended and Restated 2016 Stock Option Plan for Non-Employee Directors;

4.	Conduct an advisory, non-binding vote to approve executive compensation;

5.	Conduct an advisory, non-binding vote on the frequency of future advisory votes to approve executive compensation; and

6.	Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record at the close of business on June 25, 2018. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,
Ben R. Taylor Chief Financial Officer and Secretary

New York, NY

July 25, 2018

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on August 23, 2018:

The Notice of Annual Meeting, Proxy Statement and our

2018 Annual Report to Stockholders are available electronically at

http://www.cstproxy.com/tymeinc/2018

Tyme Technologies, Inc.

Proxy Statement

i

Appendix A – Amended and Restated 2016 Stock Option Plan for Non-Employee Directors

ii

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Board of Directors (the “Board”) of Tyme Technologies, Inc., a Delaware corporation (“Tyme” or the “Company”), is making these Proxy Materials (defined below) available to you in connection with the solicitation of proxies for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. These Proxy Materials are first being mailed to stockholders on or about July 26, 2018 to furnish information relating to the business to be transacted at the Annual Meeting. The Annual Meeting will occur on August 23, 2018 at 11:00 a.m. (Eastern Time), at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Ave, Florham Park, NJ 07932.

What is included in these materials?

These materials include the Notice of Annual Meeting of Stockholders, this proxy statement for the Annual Meeting (this “Proxy Statement”), our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (our “2018 Form 10-K”) and proxy card (collectively, the “Proxy Materials”). These materials will also be available online at http://www.cstproxy.com/tymeinc/2018.

What is the purpose of the Annual Meeting?

For stockholders to vote on the following proposals:

1.	To elect Steve Hoffman, Michael Demurjian and Donald W. DeGolyer as Class I directors, each for a three-year term;

2.	To ratify the appointment of Grant Thornton LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending March 31, 2019;

3.	To approve our Amended and Restated 2016 Stock Option Plan for Non-Employee Directors;

4.	To conduct an advisory, non-binding vote to approve executive compensation;

5.	To conduct an advisory, non-binding vote on the frequency of future advisory votes to approve executive compensation; and

6.	To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How does the Board of Directors recommend I vote on these proposals?

The Board recommends that you vote:

•	“FOR” the election of Steve Hoffman, Michael Demurjian and Donald W. DeGolyer as Class I directors;

•	“FOR” the ratification of the appointment of GT as our independent registered public accounting firm for the fiscal year ending March 31, 2019;

•	“FOR” the approval of our Amended and Restated 2016 Stock Option Plan for Non-Employee Directors;

•	“FOR” the resolution to approve executive compensation; and

•	“Two Years” for the advisory vote on the frequency of future advisory votes to approve executive compensation.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on June 25, 2018, the record date, may vote at the Annual Meeting. As of the record date, there were 101,226,479 shares of our common stock, par value $0.0001 per share (the “Common Stock”), outstanding. Each share of Common Stock is entitled to one vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Continental Stock and Transfer and Trust Company, you are considered the stockholder of record with respect to those shares, and the Proxy Materials were sent directly to you. As a stockholder of record, you may vote your shares in person at the Annual Meeting or by proxy as described below.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Materials were forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting.

How can I vote my shares?

If you are a stockholder of record, you may vote:

•	By Mail. You may vote by filling out the proxy card and returning it in the envelope provided.

•	In Person. You may vote in person at the Annual Meeting. You must request a ballot when you arrive.

If you are a beneficial owner of shares held in street name, you should have received from your bank, broker or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” or notice card sent by the broker, bank or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:

•	By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided to you by your broker, bank or other nominee.

•	In Person. If you wish to vote in person, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions on how to obtain a legal proxy to you from your broker, bank or other nominee. You must then present this proxy and request a ballot when you arrive.

If you received more than one set of Proxy Materials, then you hold shares of Tyme Common Stock in more than one account. You should vote by mail or in person for all shares held in each of your accounts.

If I submit a proxy, how will it be voted?

When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Steve Hoffman and/or Ben R. Taylor to vote the shares in accordance with the recommendations of our Board as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:

•	Written notice to our Secretary;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

Can I attend the Annual Meeting?

You are invited to attend the Annual Meeting if you are a registered stockholder or a beneficial owner as of the record date or if you hold a valid proxy for the Annual Meeting. To enter the Annual Meeting, you must be prepared to present photo identification acceptable to us, such as a valid driver’s license or passport. In addition, if you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date, such as an account statement showing your ownership on the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

What constitutes a quorum at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our Common Stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented to conduct business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card or if you attend the Annual Meeting.

Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.

What is the voting requirement to approve each of the proposals?

The following table summarizes the vote threshold required for approval of each item of business to be transacted at the Annual Meeting, provided that there is a quorum. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions (or, in the case of Proposal 1, withhold votes); (ii) uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in “street name” does not provide voting instructions and, as a result, the nominee is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked proxy cards.

Proposal	Vote Required for Approval	Effect of Abstentions/ Withhold Votes (1)	Uninstructed Shares/ Effect of Broker Non-Votes (1)	Signed but Unmarked Proxy Cards (2)
1. Election of Directors	Plurality of Votes Cast	No effect	Not voted / no effect	Voted “For” each nominee

2. Ratification of appointment of independent registered public accounting firm	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by broker	Voted “For”

3. Approval of the Amended and Restated 2016 Stock Option Plan for Non-Employee Directors	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted / no effect	Voted “For”

4. Advisory Vote On Executive Compensation	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted / no effect	Voted “For”

5. Advisory Vote On Frequency Of Future Advisory Votes On Executive Compensation	Frequency (every year, every two years or every three years) that receives the most votes cast by the shares present in person or represented by proxy and entitled to vote	No effect	Not voted / no effect	Voted for “Two Years”

(1) Abstentions and broker non-votes are included for purposes of determining whether a quorum is present, however, abstentions are considered “entitled to vote” whereas broker non-votes are not.

(2) If you sign and return your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.

Under the rules of the NASDAQ Stock Market (“Nasdaq”), without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm but not on the other proposals. Therefore, for your voice to be heard, it is important that you vote.

As of the record date, Steve Hoffman, our Chief Executive Officer, Chief Science Officer and Chairman, beneficially owned 26.3% and Michael Demurjian, our Chief Operating Officer and a director, beneficially owned 26.3% of our issued and outstanding Common Stock. Messrs. Hoffman and Demurjian are also each candidates for re-election as a Class I director at the Annual Meeting. They have agreed to vote together on matters submitted to a stockholder vote and have informed us that they intend to vote “For” the three proposals. As a result of their collective ownership interest of 52.6% of our issued and outstanding Common Stock as of the record date, they have the ability to decide all matters to be voted upon at the Annual Meeting.

What are the implications of having recently ceased being an “emerging growth company”?

We previously were, but beginning on March 31, 2018 we ceased to be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Our loss of emerging growth company status triggers the requirement to hold advisory votes on compensation and to comply with the pay ratio disclosure requirements of Item 402(u) of Regulation S-K. Due to applicable transition relief, however, we are not required to provide pay ratio disclosure in this Proxy Statement. We expect to include pay ratio disclosure for the first time in the proxy statement we file in 2019.

Who pays for the cost of this proxy solicitation?

We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our Common Stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We also will disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”), within four business days after the Annual Meeting.

How do I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders?

For a proposal to be included in our proxy statement for the 2019 annual meeting of stockholders, you must submit it no later than March 28, 2019. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to: Tyme Technologies, Inc., 17 State Street – 7th Floor, New York, NY 10004, Attention: Secretary.

You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2019 annual meeting of stockholders. We must receive this type of proposal in writing on or after April 25, 2019, but no later than May 25, 2019.

As detailed in our Amended and Restated By-laws (our “By-Laws”), to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the text of the proposal or business (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the exact text of the proposed amendment), (iii) a description of any material interest of such stockholder or such beneficial owner and the respective affiliates and associates of, or others acting in concert with, such stockholder or such beneficial owner in such business, (iv) any other information relating to such stockholder and such beneficial owner, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (v) the other information described in Article II, Section 9(b) of our By-Laws.

How do I recommend a director nominee?

If you wish to nominate an individual for election as director at the 2019 annual meeting of stockholders, we must receive your written nomination on or after April 25, 2019, but no later than May 25, 2019. You should send your nomination proposal to: Tyme Technologies, Inc., 17 State Street – 7th Floor, New York, NY 10004, Attention: Secretary.

As detailed in our By-Laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (i) the name, age, business address and, if known, residence address of each proposed nominee, (ii) the principal occupation or employment of each such nominee, (iii) the class and number of shares of Tyme Common Stock that are, directly or indirectly, owned, beneficially or of record and beneficially by each nominee, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s) on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the registrant for purposes of such Item 404 and the proposed nominee were a director or executive officer of such registrant, (v) such other information concerning each nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act or applicable law, (vi) the written consent of the nominee to serve as a director if elected, and (vii) the other information as specified in Article II, Section 10(b) of our By-Laws, including in regards of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is made.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and By-Laws provide that the number of directors to hold office at any time may be determined from time to time by resolution of our Board. Our Board has set the size of the Board at nine members. Our Board is divided into three classes, designated as Class I, Class II and Class III. Upon the expiration of the initial term of office for each class of directors, each director in that class will be elected for a three-year term and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

The table below sets forth information with respect to our directors as of June 25, 2018:

Name	Age	Date Elected to our Board of Directors
Class I Directors - Term Expiring at the 2018 Annual Meeting
Steve Hoffman	55	March 5, 2015	*
Michael Demurjian	54	March 5, 2015	*
Donald W. DeGolyer	57	May 24, 2018
Class II Directors - Term Expiring at the 2019 Annual Meeting
Gerald H. Sokol	75	March 10, 2015
Tommy G. Thompson	76	February 5, 2018	**
Timothy C. Tyson	66	March 10, 2015
Class III Directors - Term Expiring at the 2020 Annual Meeting
James Biehl	54	March 30, 2017
David Carberry	65	March 30, 2017
Paul L. Sturman	57	March 2, 2017

*	Messrs. Hoffman and Demurjian served as the sole directors of Tyme, Inc. (or Tyme, our subsidiary) since its formation on July 26, 2013 and have served as directors of the Company since the completion of the merger on March 5, 2015 among us, our wholly-owned subsidiary formed for the purposes of completing the merger, Tyme, Inc. and certain other parties (the “Merger”).
**	Mr. Thompson previously served as a special advisor to our Board and before that served as a member of our Board.

The terms of our three Class I directors expire at the 2018 Annual Meeting. After consideration by the full Board, our Board has nominated Messrs. Hoffman, Demurjian and DeGolyer for re-election as Class I directors. Biographical information for each director and director nominee is contained below. If elected at the Annual Meeting, each of these nominees will serve for a three-year term expiring at the 2021 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Messrs. Hoffman, Demurjian and DeGolyer have agreed to serve if elected, and we have no reason to believe that any of the nominees will be unable to serve. If a nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of Messrs. Hoffman, Demurjian and DeGolyer as Class I directors.

The following is a brief biographical summary of the experience of our directors and director nominees:

Nominees for election at our 2018 Annual Meeting with terms expiring in 2021.

Steve Hoffman has been Chief Executive Officer of our wholly-owned subsidiary, Tyme, Inc., since its formation in July 2013, and a manager of our wholly-owned subsidiary, Luminant Biosciences, LLC, since its formation in September 2011. In such roles and continuing with his current position as Chief Executive Officer and Chief Science Officer of the Company, which commenced in March 2015, he supervises the development of our product candidates. He has held a variety of senior management positions with companies in the chemistry, aerospace and laser optics fields for over 25 years. Prior to the establishment of Luminant, Mr. Hoffman was a co-founder and, from 1993 to 2007, Chief Technology Officer of Mikronite Technologies Group Inc., a developer, licensor and marketer of material surfacing technologies for various manufacturing processes and applications. At Mikronite, Mr. Hoffman supervised its implementation of proprietary technology. His efforts on behalf of Mikronite were recognized by The Home Depot and Lowe’s with a Best New Product award and an Innovative Technology award from the New Jersey Manufacturers Association. Mr. Hoffman attended New York University and Rutgers University with a concentration in mechanical engineering from 1980 to 1984 and continued his studies under the direct supervision of the chairman of the physics department at the University of Michigan specializing in physics and electro-optics.

Our Board believes that Mr. Hoffman’s detailed knowledge of our Company since its founding and extensive executive experience in technology and science prior to joining Tyme provide a unique critical contribution of skills to the Board.

Michael Demurjian has been Chief Operating Officer of our wholly-owned subsidiary, Tyme, Inc., since its formation in July 2013, and a manager of our wholly-owned subsidiary Luminant Biosciences, LLC, since its formation in September 2011. In such roles and continuing with his position as Chief Operating Officer and Executive Vice President of our Company, which commenced in March 2015, he leads the teams in studies and data collection activities for our submissions to regulatory authorities, including the FDA. Prior to the establishment of Luminant, Mr. Demurjian was a co-founder and, from 1993 to 2007, Director of Marketing of Mikronite Technologies Group, Inc., a developer, licensor and marketer of material surfacing technologies for various manufacturing processes and applications. At Mikronite, Mr. Demurjian established all marketing activities and functions, marketing research and analysis, marketing strategy, implementation planning, project, process and vendor management organizational management and leadership. His efforts on behalf of Mikronite were recognized by The Home Depot and Lowe’s with a Best New Product award and an Innovative Technology award from the New Jersey Manufacturers Association. Mr. Demurjian received a BA in Economics from New York University in 1986.

Our Board believes that Mr. Demurjian’s detailed knowledge of our Company since its founding and extensive executive experience in marketing, strategy and operations prior to joining Tyme provide a unique critical contribution of skills to the Board.

Donald W. DeGolyer is the Founder, Chief Executive Officer, and a Director of Vertice Pharma, LLC, a specialty pharmaceuticals company focused on improving patients’ health, and has served in that role since 2015. He was previously the Chief Operating Officer of Endo Pharmaceuticals from 2013 to 2015. Before that, he served as President & CEO of Sandoz North America from 2010 to 2013. Mr. DeGolyer also held various leadership roles at Pfizer Inc., Johnson & Johnson and Novartis AG, in all totaling over 34 years of experience in the pharmaceuticals industry.

Our Board believes that Mr. DeGolyer’s significant experience in the pharmaceuticals industry and experience in founding and growing businesses allow him to make valuable contributions to the Board.

Directors continuing in office with terms expiring in 2019.

Gerald H. Sokol, MD, MSc, FCP has been a member of our Board since March 2015. Dr. Sokol attained his medical degree from Indiana University’s Combined Degree Program in Experimental Medicine together with a Master’s Degree in Pharmacology. He interned in medicine at Temple University and attended the U.S. Public Health Service Hospital in affiliation with the National Cancer Institute, Johns Hopkins and the University of Maryland completing training in internal medicine. He then completed training at the Massachusetts General Hospital, Harvard Medical School in Radiation Oncology, Medical Oncology and Clinical Pharmacology, attaining Board Certifications in Internal Medicine, Medical Oncology, Radiation Oncology, Clinical Pharmacology, and later Quality Assurance and Utilization Review. He also is certified in Skin Cancer Medicine from the University of Queensland. Dr. Sokol has been Chief of Radiation Oncology at the University of South Florida’s Tampa General Hospital and has built or contributed to building over ten cancer centers. He is a board member and partner of Florida Cancer Specialists and Research Institute. Dr. Sokol is a decorated retired Captain in the US Navy and served as a Commanding Officer at the Uniformed Services University. Dr. Sokol currently holds professorships in Medicine and Pharmacology at that institution. While maintaining a medical practice, Dr. Sokol served on the review staff of the FDA for over 27 years as a senior regulatory scientist and officer, composing over 300 white papers, IND and NDA reviews and opinion papers. Dr. Sokol has authored or coauthored over 100 books, book chapter, abstracts and papers on a multitude of clinical issues. He is a lifetime fellow and board member of the American Cancer Society and a fellow of the American College of Clinical Pharmacology.

Our Board believes that Dr. Sokol’s strategic insight and extensive experience in drug approval and development, and knowledge as a physician, allow him to make valuable contributions to the Board.

Thomas (“Tommy”) G. Thompson currently is the Chairman and Chief Executive Officer of Thompson Holdings, and former United States Health and Human Services (HHS) Secretary and four-term Governor of Wisconsin. Governor Thompson, through his work at Thompson Holdings, continues to develop innovative solutions to the health care challenges facing American families, businesses, communities, states and the nation as a whole. These efforts focus on improving the use of information technology in hospitals, clinics and doctors’ offices; promoting healthier lifestyles; strengthening and modernizing Medicare and Medicaid; and expanding the use of medical diplomacy around the world. From 2005 until 2009, Governor Thompson served as a senior advisor at the consulting firm Deloitte LLP and was the founding independent chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation’s most pressing health care and public health related challenges. From 2005 to early 2012, Governor Thompson served as a senior partner at the law firm of Akin, Gump, Strauss, Hauer, & Feld LLP. Governor Thompson served as Chairman of the Board of Directors of Logistics Health, Inc. from January 2011 to May 2011, and served as President from February 2005 to January 2011. He currently serves on the Board of Directors of the following public companies: Physicians Realty Trust and TherapeuticsMD, Inc., each as Chairman of the Board of Directors, and Centene Corporation, and United Therapeutics Corporation. Mr. Thompson also previously served on the board of C.R. Bard, Inc. from 2005 to 2017 and Cytori Therapeutics, Inc. from 2011 to 2016.

Our Board believes that Mr. Thompson’s significant experience in the healthcare field, as well as his extensive experience in public service and as a director on public and private boards, allow him to make valuable contributions to the Board.

Timothy C. Tyson has been a member of our Board since March 2015. Mr. Tyson is currently Chairman and CEO of Avara Pharmaceutical Services and Chairman at Icagen Inc. He served as Chief Executive Officer and Executive Chairman of Aptuit from 2008 to 2012 and non-executive Chairman from 2012 to 2016. Mr. Tyson served as the Chief Executive Officer of Valeant Pharmaceuticals International (formerly, ICN Pharmaceuticals Inc.) from January 1, 2005 to February 1, 2008. He served as President of Valeant Pharmaceuticals International from November 2002 to February 1, 2008 and served as its Chief Operating Officer from November 2002 to December 2004. He served as President of Global Manufacturing and Supply for GlaxoSmithKline plc. from

June 1998 to November 2002. From 1997 to 1998, Mr. Tyson served as GlaxoSmithKline’s Vice President and General Manager of Business Operations. During his 14-year tenure at GlaxoSmithKline, he served in a variety of roles with broad international and domestic responsibilities, including significant management experience running two divisions: Glaxo Dermatology and Cerenex Pharmaceuticals. He was responsible for managing all sales and marketing for the U.S. operations, where he launched over 30 new products. Prior to his tenure at GlaxoSmithKline, Mr. Tyson served in a number of executive positions at Bristol-Myers Company in Operations and Research and Development. Before his tenure at Bristol-Myers, he served as a Manufacturing Manager for Procter & Gamble. He served as an Officer in the United States Army from 1974 to 1979 and spent 14 years in the United States Army Reserves. He has been Independent Non-Executive Chairman of Icagen, formerly Caldera Pharmaceuticals, since April 1, 2014 and has been a director since October 2013. He served or serves as Director for: the Pharmaceutical Research and Manufacturing Association; BICOM; the Chief Executive Officer Roundtable for the University of California at Irvine; the Dean’s Executive Forum at Cal State Fullerton; the Health Sector Advisory Board at Duke University; the Leadership Forum of the International Society of Pharmaceutical Engineers and as a visiting lecturer at Cambridge University. He served as a Director of Valeant Pharmaceuticals International from 2004 to February 1, 2008. In 2002, Mr. Tyson received a Bicentennial Leadership Award from the United States Military Academy at West Point and was named 2007 Alumnus of the Year at Jacksonville State University. Mr. Tyson received a Master in Business Administration and Master in Public Administration from Jacksonville State University in 1979 and 1976, respectively. He is also a 1974 graduate of the United States Military Academy at West Point.

Our Board believes that Mr. Tyson’s significant operational and senior management experience in the pharmaceutical industry, as well as his extensive experience as a director on public and private boards, allow him to make valuable contributions to the Board.

Directors continuing in office with terms expiring in 2020.

James Biehl has been a member of our Board since March 2017. Mr. Biehl has been a partner at the law firm of Drinker Biddle & Reath LLP (“DBR”) since 1998 in the Corporate and Securities group. As a corporate lawyer with over 25 years of experience representing public and private companies with structuring, negotiating and managing sophisticated securities and corporate transactional matters, he has extensive experience with federal and state securities laws, public debt and equity financings, mergers and acquisitions, corporate venture transactions, joint ventures and strategic alliances, emerging company formation and management, and corporate governance matters. Jim’s industry experience includes representing big pharma, healthcare systems, healthcare consulting firms, consumer products, and medical device companies.

Our Board of directors believes that Mr. Biehl’s experience representing healthcare and life sciences companies, as well as his legal, governance and business development counseling background, enable him to make valuable contributions to the Board.

David Carberry has been a member of our Board since March 2017. Mr. Carberry is a retired healthcare financial executive with over 40 years of experience in the industry. Most recently, from April 2012 to June 2016, Mr. Carberry was the Chief Financial Officer of Excellis Health Solutions, LLC, a consulting and software solutions company focused on the healthcare industry. Before that, Mr. Carberry was Chief Financial Officer of Aldagen, a biopharmaceutical company, from 2008 to 2011. Mr. Carberry also served in a number of financial oversight roles within Johnson & Johnson and related divisions between 1981 and 2008, including Vice President, Finance of Independence Technology L.L.C., Johnson & Johnson/Merck Consumer Pharmaceuticals, a joint venture, and Vice President, Finance of Johnson Health Care Systems, Inc., a healthcare account management and business services provider.

Our Board believes that Mr. Carberry’s deep understanding of large pharma and healthcare finance, research and development, strategy and operations enable him to make valuable contributions to the Board.

Paul L. Sturman has been a member of our Board since March 2017. Mr. Sturman has worked in the healthcare industry in a variety of leadership positions. Mr. Sturman worked at Pfizer from January 2009 to September 2014 where he ran the Global Consumer Healthcare division, one of the largest over-the-counter healthcare products companies in the world. He also previously served at Johnson & Johnson from January 2007 to December 2008 as President of its North American Consumer Health division as well as numerous leadership roles in marketing, brand, and sales management with Warner Lambert. Since September of 2017, Mr. Sturman has served as Chief Executive Officer of Nature’s Bounty Co., a nutritional science products company. Mr. Sturman also briefly served as President and CEO of NJOY, Inc. (“NJOY”) from January 2015 to July 2016. On September 16, 2016, NJOY filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court in Delaware. He is a member of the Board of Trustees of the Foundation for Morristown Medical Center, which works to advance healthcare for patients by preserving and expanding programs and services in patient care, clinical research, medical and public health education, and preventive medicine.

Our Board believes that Mr. Sturman’s extensive experience in the pharmaceutical and consumer healthcare businesses, including his extensive experience in senior management, marketing, operations and strategy allow him to make significant contributions to the Board.

The Board of Directors recommends a vote “FOR” the election of Messrs. Hoffman, Demurjian and DeGolyer as Class I directors.

EXECUTIVE OFFICERS

The table below sets forth information with respect to our executive officers other than Messrs. Hoffman and Demurjian as of June 25, 2018. Information regarding Messrs. Hoffman and Demurjian can be found directly above under “Proposal No. 1-Election of Directors.”

Name	Age	Position
Ben R. Taylor	41	President and Chief Financial Officer
Dr. Giuseppe Del Priore	55	Chief Medical Officer
Dr. Jonathan Eckard	44	Chief Scientific Affairs Officer

The following is a brief biographical summary of the experience of our executive officers:

Ben R. Taylor has been President and Chief Financial Officer since April 2017. He has over 19 years of life sciences experience in investment banking and emerging growth companies. He joined Tyme from Barclays Capital Inc., where he had been the Head of Commercial Pharma since February 2016. Before Barclays, Mr. Taylor spent ten years at Goldman, Sachs & Co. in various positions of increasing responsibility, most recently as Head of Emerging Pharma from August 2013 to February 2016 and Co-Head of Chinese and Southeast Asian Healthcare from January 2012 to July 2013. Mr. Taylor has extensive experience in pharmaceutical business models, financing and strategic transactions, with a focus on developmental and midcap biopharma. In addition to investment banking, he also spent two years at a medical diagnostic start-up, leading its finance and business development functions.

Dr. Giuseppe Del Priore has been Chief Medical Officer since November 2015. Before joining the Company, he served as founding National Director of Gynecologic Oncology at the Cancer Treatment Centers of America (CTCA) from October 2013 to July 2015 and as its Southeastern Regional Director from October 2013 to November 2015. Dr. Del Priore also served on our Advisory Board from April 2015 to November 2015. Prior to CTCA, from January 2010 to December 2013, Dr. Del Priore was a tenured Distinguished Professor and Director of Gynecologic Oncology at the Indiana University School of Medicine in Indianapolis, where he directed its gynecologic oncology fellowship program and continued to teach for years later. He previously also served as Director of Gynecologic Oncology at New York University Downtown Hospital, Montefiore Medical Center, and Bellevue Hospital in New York City, as well as Assistant Director of Gynecologic Oncology at New York University School of Medicine. Dr. Del Priore earned his Doctor of Medicine with Distinction in Research from State University of New York Downstate Medical Center in Brooklyn and was valedictorian of his medical school class. He studied at The City University of New York’s Brooklyn College in a combined Bachelor of Arts/Doctor of Medicine Program, earning both degrees in seven years. Dr. Del Priore graduated magna cum laude with a Bachelor of Arts in Philosophy. He received his Master of Public Health in Biostatistics and Epidemiology from the University of Illinois at Chicago and completed other training at Northwestern University, Memorial Sloan Kettering, and the University of Rochester. U.S. News and World Report, Castle-Connelly, and others named Dr. Del Priore one of its “Best Doctors” multiple times. He is an active researcher and prolific writer. He has authored and published more than 200 papers, book chapters and abstracts and written three books. He has served on several committees and organizations, including appointments at the Society of Gynecologic Oncologists and the Gynecologic Oncology Group, a National Cancer Institute Cooperative Group. He is also an examiner for the American Osteopathic Association Board of Obstetrics and Gynecology, Gyn Oncology subspecialty section.

Dr. Jonathan Eckard has been Chief Scientific Affairs Officer of Tyme since August 2017. Dr. Eckard has worked in the biotechnology sector and has over ten years of financial experience following the biotechnology sector, bringing to Tyme both important industry insights and an understanding of the healthcare equity markets. He was previously Chief Business and Strategy Officer of SELLAS Life Sciences, Ltd., a Bermuda-based late stage biopharmaceutical company focused on the development of novel cancer immunotherapies and therapeutics (“SELLAS”). Prior to his employment at SELLAS, Dr. Eckard worked at Barclays plc from March 2015 to

October 2016, where he was a director and senior biotechnology analyst. Prior to that, Dr. Eckard covered small- and mid-cap companies in the biotechnology and specialty pharmaceutical sectors as an equity research analyst at Citigroup Inc. from July 2012 to March 2015, Leerink Partners LLC from April 2007 to June 2012 and HSBC Holdings plc from July 2005 to February 2007. Dr. Eckard has received multiple accolades over the course of his career, including Institutional Investor’s “Best Up-and Comer” and “Rising Star.” Prior to Dr. Eckard’s career in finance, Dr. Eckard conducted oncology research and taught at The New York University School of Medicine (“NYU Med”). Dr. Eckard earned his PhD in toxicology and carcinogenesis in 2005 and a master’s degree in toxicology in 2000 from NYU Med and a bachelor of science in biochemistry from Ohio University in 1996.

CORPORATE GOVERNANCE

Code of Ethics

We have a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to our Chief Executive Officer, Chief Financial Officer, and all other employees. The purpose of the Code of Ethics is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Ethics; accountability for adherence to the Code of Ethics; and to deter wrongdoing. The Code of Ethics is available on our website at www.tymeinc.com. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Ethics to the extent applicable to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Leadership; Controlled Company; Director Independence

Our Board consists of Steve Hoffman, Michael Demurjian, Donald W. DeGolyer, Dr. Gerald Sokol, Tommy G. Thompson, Timothy C. Tyson, James Biehl, David Carberry and Paul Sturman. The Board currently combines the role of Chairman and the role of Chief Executive Officer and does not have a lead independent director position. Steve Hoffman currently serves as both Chairman and Chief Executive Officer, in addition to serving as the Company’s Chief Science Officer. The Board believes this is the most efficient and effective leadership structure for the Company at this time. Mr. Hoffman is one of the Company’s largest stockholders, and owns 26.3% of the outstanding Common Stock as of the record date. Mr. Hoffman is the co-founder of the Company’s precursor, Tyme, Inc., and has been the Chairman of Tyme, Inc. since its formation in 2013. The Board believes that he is uniquely qualified through his experience and expertise to set the agenda for, and lead discussions of, strategic issues for the Company at the board level.

The Company meets the definition of a “Controlled Company,” under Nasdaq Listing Rule 5615(c)(1), because its two co-founders, Messrs. Hoffman and Demurjian, as of the record date, collectively beneficially own more than 50% of the voting power of the Common Stock and have agreed to vote together on certain matters submitted for a stockholder vote. The Company, therefore, is exempt from certain independence requirements of the Nasdaq rules, including the requirement to maintain a majority of independent directors on the Company’s Board as well as the requirement to maintain a nominating and corporate governance committee and a compensation committee composed entirely of independent directors. Notwithstanding the exemption, the Board has reviewed the independence of the directors under the applicable Nasdaq standards. Based upon this review, the Board has determined that Messrs. DeGolyer, Sokol, Thompson, Tyson, Biehl, Carberry and Sturman meet the Nasdaq definition of independent and that each member of the Compensation Committee meets the heightened independence standards under Nasdaq and SEC rules.

After review of all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, as currently in effect, excluding Messrs. Hoffman and Demurjian, who serve as executive officers of Tyme. In making that determination, the Board considered that Mr. Biehl is a partner at DBR, which provided legal services to the Company in the year ended March 31, 2018, and subsequently, and is expected to continue to do so in the future. DBR has received customary compensation for these services. See “Certain Relationships and Related Party Transactions”. The Board also considered Mr. Thompson’s former service as an advisor to the Board from February 15, 2017 until his appointment to the Board on February 5, 2018, in which capacity he received no cash compensation and was awarded 68,639 options on November 22, 2017 with a two-year term, exercisable immediately at a price of $4.10 having a grant date value of $113,223, $50,723 of which represented compensation for past director service and $62,500 of which represented compensation for past service as a non-director advisor to the Board, and determined, that this does not impair his independence.

Risk Oversight

Risk assessment and oversight are an important part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. The Board oversees the implementation of risk mitigation strategies by management and encourages management to incorporate risk management into our corporate strategy and day-to-day business operations. Management evaluates strategic and operational risks and conducts specific strategic planning and review sessions during the year that include a discussion and analysis of the risks facing us. Our Board is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Board administers this oversight function directly through the Board as a whole, as well as through the Audit Committee. The Board believes its leadership structure is effective in fulfilling its role in the oversight of our risks.

Communications with Directors

Interested parties may communicate with our Board or with an individual director by writing to our Board or to the particular director and mailing the correspondence to: Tyme Technologies, Inc., 17 State Street – 7th Floor, New York, NY 10004, Attention: Secretary. The Secretary will promptly relay to the addressee all communications that he determines require prompt attention and will regularly provide our Board with a summary of all substantive communications.

Director Nominations

We rely on Nasdaq’s controlled company exemption such that our Board does not have a standing nominating committee or a committee performing similar functions at this time. Our Board believes it is appropriate not to have a nominating committee because the full board effectively performs the functions of a nominating committee. Additionally, our Board believes that input from all directors in the nominating process enhances our ability to identify, evaluate and select director nominees. The Board expects to constitute a nominating committee at some point in the future. Because we do not currently have a nominating committee, our full Board participates in the consideration of other nominees.

In searching for qualified director candidates for election to the Board, the Board may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Board may in the future consult, but has not historically consulted, with outside advisors or retain search firms to assist in the search for qualified candidates. The Board would consider candidates nominated by stockholders, as discussed above. Once potential candidates are identified, the Board reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest (including actual or potential competition with the Company) and determines if candidates meet the qualifications desired by the Board for election as a director. The Board considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics and qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board. In particular, the Board seeks candidates that have a depth of experience and skills in areas relating to biopharmaceutical development, commercialization, strategy, and regulatory matters.

The Board also will consider candidates for director recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and By-Laws and applicable laws, rules and regulations, including those promulgated by the SEC. The Board will evaluate such recommendations in accordance with our Certificate of Incorporation and By-Laws, and such other criteria it deems appropriate. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section above entitled “Questions and Answers-How do I recommend a director nominee?”

Policies and Procedures for Related Person Transactions

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. In reviewing and approving any such transactions, our Audit Committee considers all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

Board of Directors Meetings and Committees

There were eight meetings of the Board during the fiscal year ended March 31, 2018. During fiscal year 2018, our non-management directors did not meet in executive session. During the fiscal year ended March 31, 2018, each director attended at least 75% of the total number of meetings of the Board and the committees on which he served during fiscal year 2018.

While we do not maintain a formal policy regarding director attendance at annual meetings of security holders, we expect that, absent compelling circumstances, directors will attend such meetings, including the Annual Meeting, which is our first annual meeting of stockholders.

Our Board has an audit committee and a compensation committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our Board may determine or until their earlier resignation or death. Both of these committees are governed by a written charter, which are posted on our website at www.tymeinc.com. From time to time, our Board may also establish other, special committees when necessary to address specific issues.

Audit Committee

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Messrs. Carberry, DeGolyer and Tyson, with Mr. Carberry serving as the Chair. Before Mr. DeGolyer’s appointment in May 2018, Mr. Sturman served on the Audit Committee. The Audit Committee met five times during fiscal year 2018. Our Board has affirmatively determined that Messrs. Carberry, DeGolyer and Tyson, as well as Mr. Sturman, each meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the Nasdaq rules. The Board has determined that Mr. Carberry qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee is primarily responsible for selecting, retaining and overseeing the work of our independent registered public accounting firm, overseeing the audit, reviewing our annual audited and interim financial results and providing risk and compliance oversight. Among other things, this includes:

•	To select, retain, compensate, oversee and terminate, if necessary, any registered public accounting firm engaged for the purpose of preparing or issuing an audit report;

•	To review with management and the Company’s independent auditors: critical accounting policies and practices used in an audit, any major issues regarding accounting principles and financial statement presentation and any audit problems or difficulties;

•	To review with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses;

•	To review and discuss with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes); and

•	To review and discuss with management the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company’s risks and the steps management has taken to monitor, minimize and control such exposures.

Compensation Committee

Our Compensation Committee was established in March 2018 and consists of Messrs. Sturman, Carberry and Thompson, with Mr. Carberry serving as the Chair. The Compensation Committee met for the first time in April 2018, after our fiscal year end. This committee oversees compensation and benefits policies and programs for the Company, including compensation of the Company’s executive officers and non-employee directors. Among other things, its duties include:

•	To review and approve annually the corporate goals and objectives applicable to the compensation of the CEO and evaluate at least annually the CEO’s performance in light of those goals and objectives;

•	To review and approve the compensation of all executive officers other than the CEO;

•	To review and approve and, when appropriate, recommend to the Board for approval, any employment agreements and any severance arrangements or plans;

•	To review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement; and

•	To oversee engagement with stockholders and proxy advisory firms on executive compensation matters.

In connection with the performance of its duties, the Compensation Committee has (i) unrestricted access to and assistance from the officers, employees and independent auditors of the Company and such resources and support from the Company as the Compensation Committee deems necessary or desirable, and (ii) the authority to employ, at the expense of the Company, such experts and professionals as the Compensation Committee deems necessary or desirable from time to time.

Compensation Committee Interlocks and Insider Participation

Messrs. Sturman, Carberry and Thompson have served on the Compensation Committee since its formation in March 2018; before that time, the Company did not have a compensation committee. No member of the Compensation Committee during 2018: (i) has ever been an officer or employee of the Company or any of its subsidiaries, or (ii) had any relationship with the Company or any of its subsidiaries during 2018 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2018, none of our executive officers served as a director or member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any other entity, one of whose executive officers is or has been a director of our Company or a member of our Compensation Committee.

DIRECTOR COMPENSATION

The Company has adopted a director compensation policy for non-employee directors. Under the compensation policy, each of our non-employee directors is entitled to receive annual cash compensation in the amount of $50,000, to be paid on a quarterly basis, as well as stock option awards under our 2016 Stock Option Plan for Non-Employee Directors (the “2016 Plan”). From time to time, our non-employee directors have deferred the right to receive cash payable pursuant to our non-employee director compensation policy to conserve cash resources.

On May 24, 2018, the Compensation Committee also conducted a review of the Company’s director compensation policy, in consultation with the independent compensation consulting firm Pearl Meyer & Partners (“Pearl Meyer”). The Compensation Committee’s initial findings were that the Company’s director equity compensation was meaningfully below the median of peer biotech companies. In addition, the Company did not provide additional compensation for service on Board committees, as is common among the Company’s biotech peers. In connection with the review, and upon the recommendation of the Compensation Committee, the Board approved changes to the director compensation program, such that the program now consists of the following:

•	Directors’ annual cash retainer will remain $50,000;

•	The annual grant of options to purchase shares of Common Stock as compensation for director service will be increased from 10,000 to 50,000 options;

•	A grant of 100,000 options will be awarded upon the initial election of a director to the Board;

•	Annual cash retainers will be implemented for service on Board committees; and

•	Options awarded will vest in equal quarterly increments over a one-year period from the date of grant.

See “Compensation Discussion & Analysis” for further identification of the peer biotech companies that were considered as part of this benchmarking analysis.

Director Compensation Table

The table below includes information about the compensation paid to non-employee directors with respect to the fiscal year ending March 31, 2018. Messrs. Hoffman and Demurjian, the only Company employees on the Board, do not receive any director compensation for Board service.

Name	Fees Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation ($)	Total Compensation ($)
Dr. Gerald Sokol	50,000	—	—	50,000
Timothy C. Tyson (2)	50,000	—	—	50,000
Paul L. Sturman (2)	50,000	—	—	50,000
James Biehl (2)	50,000	—	—	50,000
David Carberry (2)	50,000	—	—	50,000
Tommy G. Thompson (3)	12,500	—	62,500	75,000

(1)	This column lists the aggregate grant date fair value of options awarded to directors pursuant to the 2015 Equity Incentive Plan, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, applying the same model and assumptions that the Company applies for financial statement reporting purposes.
(2)	Fees paid in cash includes the amount of accrued but unpaid cash fees payable under the Company’s director compensation program foregone by the non-employee directors in lieu of options granted on November 22, 2017. Messrs. Carberry, Sturman and Biehl received 22,270, 14,880 and 22,270 options in lieu of $36,500 in accrued cash fees, respectively. Mr. Tyson received 14,880 options in lieu of $36,500 of accrued cash fees with respect to fiscal year 2018 as well as 36,078 options in lieu of $88,500 of accrued cash fees with respect to prior year periods.

(3)	Served the Board from May 9, 2016 through February 15, 2017. From February 15, 2017 until he rejoined the Board on February 5, 2018, Mr. Thompson served as Special Advisor to the Board. All Other Compensation reflects the grant date fair value of options, calculated in accordance with footnote one above, granted as compensation of consulting services as Special Advisor to the Board on November 22, 2017. See “Corporate Governance – Leadership; Controlled Company; Director Independence” for information on compensation he received as a special advisor.

Outstanding Equity Awards for Non-Employee Directors as of March 31, 2018

The following table sets forth information regarding unexercised stock options for each Director outstanding as of March 31, 2018. We have not awarded stock grants or other equity incentive awards and as such have not made any disclosures regarding such awards.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Dr. Gerald Sokol	25,000	—	8.75	05/09/2026
Timothy C. Tyson	25,000	—	8.75	05/09/2026
	50,958	—	4.10	11/22/2022
Paul L. Sturman	25,000	—	2.90	02/24/2027
	14,880	—	4.10	11/22/2022
James Biehl	25,000	—	2.95	03/28/2027
	22,270	—	4.10	11/22/2019
David Carberry	25,000	—	2.95	03/28/2027
	22,270	—	4.10	11/22/2019
Tommy G. Thompson	25,000	—	8.75	05/09/2026
	68,639	—	4.10	11/22/2019

OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

As of June 25, 2018, the record date, the Company had 101,226,479 shares of Common Stock outstanding. The following tables set forth certain information regarding the ownership of shares of Tyme’s Common Stock as of the close of business on that date, by:

•	each person known by Tyme to beneficially own more than 5% of the outstanding shares of each class of our stock;

•	each of our directors;

•	each of our Named Executive Officers (as defined under “Compensation Discussion & Analysis” below) who currently serve in such roles; and

•	all of our directors and executive officers as a group.

Beneficial ownership data below includes stock options and warrants that are exercisable within sixty days after June 25, 2018 (“Currently Exercisable”).

The following table sets forth certain information regarding the beneficial ownership of the Common Stock for each director and named executive officer for fiscal year 2018 and all directors and executive officers of the Company as a group. The number of shares beneficially owned is as of June 25, 2018.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Stock Owned	Options Exercisable Within 60 Days of Record Date	Percentage
Named Executive Officers and Directors(1)
Steve Hoffman(2)	26,644,528	375,000	26.6%
Michael Demurjian(2)	26,651,655	375,000	26.6%
Ben R. Taylor	0	529,957	0.5%
Giuseppe Del Priore	2,582	331,834	0.3%
Dr. Gerald Sokol	5,865	100,000	0.1%
Dr. Jonathan Eckard	0	50,000	*
Timothy C. Tyson	5,865	150,958	0.2%
David Carberry	0	122,270	0.1%
Paul Sturman	0	102,380	0.1%
James Biehl(3)	20,150	1,102,270	1.1%
Tommy G. Thompson(4)	105,865	168,639	0.3%
All directors and executive officers as a group (eleven persons)(5)	53,436,510	2,428,308	53.9%

*	Less than 0.1%.
(1)	The address of each of the beneficial owners identified herein is 17 State Street – 7th Floor, New York, NY 10004.
(2)	Includes shares of common stock for which this holder possesses sole voting power, but which are subject to a Currently Exercisable (non-Company) option through which a fellow director, Mr. Biehl, may acquire certain shares. See Footnotes 3 and 5 hereto.
(3)	Includes 20,000 shares owned directly and 150 shares owned by Mr. Biehl’s spouse. Mr. Biehl also owns Currently Exercisable options to purchase 490,000 shares from each of Mr. Hoffman and Mr. Demurjian with an expiration date of March 2027.
(4)	Includes 5,685 shares owned directly and 100,000 shares owned by Thompson Family Investments LLC, a family-owned investment vehicle over which Mr. Thompson holds voting and investment power.

(5)	Shares subject to the non-Company options described in footnotes 2 and 3 are counted once as currently owned shares, and not double-counted as Currently Exercisable options for purposes of this calculation.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 25, 2018 for each person known to the Company who beneficially owns more than five percent of the Company’s outstanding Common Stock, the name and address of such beneficial owner and the percentage such shares comprise of the outstanding Common Stock.

Name and Address of Beneficial Owner	Common Stock Owned	Percentage
Christopher F. Brown(1) 390 Park Avenue, 7th Floor New York, NY 10022	9,683,218	9.6%

(1)	Based on a Schedule 13G filed with the SEC on April 25, 2018 by Christopher F. Brown reflecting holdings as of November 3, 2017 and the Form 4 filed by Christopher F. Brown on April 25, 2018 reflecting holdings as of February 28, 2018 and subsequent confirmation from the beneficial owner. These securities include 2,518,592 shares owned by GEM Global Yield Fund LLC SCS and 1,250,000 shares owned by Gem Investments America LLC, each of which Mr. Brown is manager. Mr. Brown has sole voting and dispositive power over the accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Based solely on (i) our review of reports submitted to us during and with respect to the year ended March 31, 2018, filed with the SEC pursuant to Section 16(a) of the Exchange Act, including any amendment thereto and (ii) written representations of our directors, executive officers and certain beneficial owners of more than 10% of our Common Stock, we believe that, with the following exceptions, all reports required to be filed under Section 16(a) of the Exchange Act, with respect to transactions in our equity securities through March 31, 2018, were filed on a timely basis, except for the sale of 400 shares of Common Stock by Mr. Demurjian on February 13, 2018, which was reported on February 16, 2018. Additionally, Christopher F. Brown reported beneficial ownership 6,583,260 shares of our Common Stock as of November 3, 2017 on April 25, 2018. Mr. Brown also acquired 1.25 million shares of our Common Stock on January 12, 2018 and an additional 1.25 million shares of our Common Stock on February 28, 2018, both of which were reported on April 25, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our Compensation Program

Our compensation program has been designed to attract, motivate and retain quality executive officers who will manage and lead the Company and will advance us toward achievement of our clinical and business development goals. The program is also intended to be fair and equitable to the Company’s employees and stockholders. We also strive to increase the value of the Company, align the interests of our executive officers with those of our stockholders, and to reward our executive employees, at reasonable cost, for achievements and advances of the Company’s goals.

General

Our executive officer compensation program has consisted mainly of base salary, discretionary bonuses, and discretionary stock option awards, in addition to customary benefits. The amounts of compensation awarded for each element of the Company’s compensation program (i.e., base salary, bonuses and stock options) are reviewed in connection with the Company’s performance, but are subjective and not based on any formula or any pre-determined or other objective criteria.

Key compensation elements

•	Base salary;

•	Discretionary cash bonuses;

•	Discretionary stock option awards; and

•	Employee benefits.

Each of these elements is described in more detail below. In May 2018, we engaged an independent compensation consultant, Pearl Meyer to help perform a comprehensive review of our executive compensation practices and policies. As a result of this review, we plan to make several changes to our compensation structure, as more fully described under “Recent Developments” below. To date, compensation has generally been determined based on negotiations with employees during the hiring process and available resources. As we continue to review our policies with Pearl Meyer, we expect to formalize and further develop our compensation policies, which may include policies on: allocations between long-term and currently paid compensation; allocations between cash and non-cash compensation; bases for allocating various types of long-term awards; methodologies for setting compensation decisions, including specific corporate and individual performance items; the relationship between prior realized compensation against other elements of compensation; and tax and accounting implications. We may also establish executive equity ownership guidelines and consider these when making compensation decisions.

The Role of the Board, the Compensation Committee, and Management

We established a Compensation Committee in March 2018. Before the establishment of the Compensation Committee, our full Board, in consultation with the Chief Executive Officer, determined compensation of our executive officers, except that neither Mr. Hoffman, our Chief Executive Officer, nor Mr. Demurjian, our Chief Operating Officer, was involved in the approval of his own compensation.

Currently, the Compensation Committee is responsible for determining the recommended compensation of our named executive officers, including our Chief Executive Officer. The members of the Compensation Committee are currently Messrs. Carberry (chairman), Thompson and Sturman. Each of the current members is an “independent director” under Nasdaq listing standards and a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act.

The Compensation Committee advises our Board concerning the Company’s compensation philosophy and policies, in general, and, in particular, reviews and approves, or recommends to the Board for review and approval, the compensation of our Chief Executive Officer and other named executive officers and of members of the Board. In conducting its work, the Compensation Committee consults with the Chief Executive Officer, other members of management, and may consult third-party compensation consultants. Recommendations and decisions made by the Compensation Committee are reported to the full Board for approval or ratification, as appropriate. As part of our Board’s risk oversight responsibilities, our Compensation Committee reviews the Company’s compensation policies and practices as generally applicable to our employees and discusses with management risks created by such policies and practices. Based on that review and discussions with management, and taking into consideration Tyme’s risk assessment and risk management policies and procedures, we believe that our compensation policies and procedures do not encourage excessive or unnecessary risk-taking and that the level of risk that they do encourage is appropriate.

Elements of Compensation

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect the executive’s performance, experience and breadth of responsibilities, our understanding of salaries for similar positions within our industry and any other factors relevant to that particular job.

Base salaries are typically negotiated at the outset of an executive’s employment. Salary levels are considered annually as part of our performance review process, but also in cases including promotion or other change in the job responsibilities of an executive officer. For named executive officers, initial base salaries generally are established in connection with negotiation of an offer of employment and employment agreement. Increases in base salary have several elements. In addition to promotion and increased responsibilities, merit and Company-wide general increases are also taken into consideration. Salaries of our named executive officers for fiscal year 2018 and certain prior years are also reported in the Summary Compensation Table.

In May 2018, after consultation with Pearl Meyer, the Compensation Committee and Board approved salary increases for our Chief Executive Officer and Chief Scientific Affairs Officer of $100,000 and $20,000, respectively, for fiscal year 2019. All other executive salaries remained at fiscal year 2018 levels.

Discretionary Cash Bonuses

Historically, we have not had a formal bonus program for our executive employees. In May 2018, after consultation with Pearl Meyer, the Compensation Committee recommended, and the Board approved, discretionary one-time cash bonuses for our named executive officers after the end of fiscal year 2018. These discretionary bonuses are intended to align executive compensation with Company performance and were based on the Board’s evaluation of fiscal year 2018 performance, including but not limited to the following key accomplishments in clinical and scientific milestones, financing activities, presentations in investor conferences and business development:

•	Announcement of successful data for clinical trials and initiation of new trials;

•	Publications of clinical data poster presentations at several conferences and symposia;

•	Completion of multiple financings;

•	Issuance of new US patents;

•	Initiation of a collaboration with the University of California San Francisco for prostate cancer; and

•	Implementation of new corporate and financing controls and procedures.

We intend to put a formal cash bonus program in place for fiscal year 2019 after further consultation with Pearl Meyer with respect to appropriate targets, taking into consideration our benchmark review of peer company practices. The targets may be based on both corporate and individual performance, or combinations of both, for achievements in clinical pipeline development, financing, business development or other areas. See “Recent Developments” below.

Stock Option Grants

We provide stock option grants to our executives to complement cash salaries, incentivize new hires to achieve our clinical and business development goals, and align executive compensation with the long-term interests of our stockholders and stock value. We historically provided stock option grants to our named executive officers upon their initial hiring, as negotiated in their employment agreements. We have not had a formal annual executive option award program or long-term incentive plan, but intend to put plans in place in fiscal year 2019. The Compensation Committee has the discretion to grant stock option compensation to promote high performance and achievement of our corporate objectives by our executives. In granting these awards, the Compensation Committee may establish any conditions or restrictions it deems appropriate in accordance with the 2015 Equity Incentive Plan. In addition, our CEO has discretionary authority to grant stock options under the 2015 Equity Incentive Plan to our executives, subject to certain volume limitations.

Benefits Plans

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical insurance, dental insurance, vision insurance, basic life and personal accident insurance, long and short-term disability insurance, medical flexible spending accounts, adoption assistance and commuter benefits. All of our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We generally do not offer our named executive officers any material compensation in the form of perquisites, but any perquisites provided to our named executive officers and described in the footnote to the Summary Compensation Table are offered to encourage the long-term retention of our executives.

Limits on Hedging and Pledging

As part of our insider trading policy, all employees, including executive officers, and members of our Board are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our Board, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for transactions with the pre-approval of our Chief Financial Officer.

Tax Considerations

The applicability of Section 162(m) of the Code, may affect the tax deductibility of certain portions of named executive officers’ compensation. Under Section 162(m) of the Code, the recently enacted Tax Cuts and Jobs Act eliminates the performance-based compensation exception such that all compensation over one million dollars paid to “covered employees” would be nondeductible. Where possible, the Company will structure compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not usually consider the tax consequences to named executive officers of cash compensation or of equity-based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Consideration of Advisory Vote on Executive Compensation

We did not hold an advisory vote on executive compensation last year (otherwise known as “say-on-pay” votes), as the Company was not required to do so. We are holding such an advisory vote this year. While say-on-pay votes are not binding on the Company, the compensation committee and Board will consider the outcome of our say-on-pay votes when making future compensation decisions for our executive officers.

Recent Developments

As our Company has grown, we have begun evaluating our executive compensation programs with the help of third-party experts to more closely tie executive compensation with corporate performance and align with stockholders’ interests. To this end, we recently engaged Pearl Meyer to assist our Compensation Committee in reviewing our executive compensation policies in comparison to the peer group described below and to advise on the design of our programs moving forward. In connection with this review, we have begun to develop revised executive compensation policies for fiscal year 2019. These changes are being designed to provide an overall compensation strategy and a specific compensation plan that establish competitive base salaries and tie a significant portion of executive compensation to the Company’s success in meeting specified and measurable clinical milestone and business development performance goals. As a result of the information provided from the benchmarking review, we have increased the salaries of the Chief Executive Officer and Chief Scientific Affairs Officer as described above. These changes to our compensation program are expected to include:

•	Establishing a short-term incentive plan with appropriate performance goals for clinical, business development, and financing milestones established annually;

•	Implementing a long-term incentive plan covering annual equity awards for executives;

•	Reviewing the company’s severance protections for executives; and

•	Continuing to benchmark compensation in comparison to our peer group

By implementing these contemplated changes, we intend to ensure that part of each executive’s compensation is aligned with stockholder interests and tied to the performance of our stock. We believe that part of overall compensation for senior executives should be “at risk,” i.e., contingent upon successful implementation of the Company’s strategy and achievement of its goals. Individuals with the greatest influence on company-wide performance should have the largest amount of cash benefits and stock-based awards at risk.

In conducting its initial benchmarking in May 2018 in consultation with Pearl Meyer, the Company has established the following seventeen companies as its peer group. We evaluate this group in conjunction with our review of peer compensation data, which is comprised principally of non-commercial, biotechnology companies with products in Phase II or Phase III clinical trials that Pearl Meyer has deemed to be most comparable to us in market capitalization and employee head count.

ArQule, Inc.	Mirati Therapeutics, Inc.
Calithera Biosciences, Inc.	Pieris Pharmaceuticals, Inc.
ChemoCentryx, Inc.	Progenics Pharmaceuticals, Inc.
Five Prime Therapeutics, Inc.	Stemline Therapeutics, Inc.
Geron Corporation	Sunesis Pharmaceuticals, Inc.
Karyopharm Therapeutics Inc.	Syndax Pharmaceuticals, Inc.
Kura Oncology, Inc.	Syros Pharmaceuticals, Inc.
Leap Therapeutics, Inc.	ZIOPHARM Oncology, Inc.
Merrimack Pharmaceuticals, Inc.

Our peer group is subject to change over time, and we expect that we and the Compensation Committee will continue to periodically review and update the list, including in fiscal year 2019.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Tyme Technologies, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Tyme’s management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee
David Carberry (Chair) Paul Sturman Tommy G. Thompson

EXECUTIVE COMPENSATION

The following table sets forth, with respect to our fiscal years ended March 31, 2018 and 2017 and December 31, 2015, all compensation earned by or paid to all persons who served as Chief Executive Officer and Chief Financial Officer of our Company at any time during such periods, and up to three of such other executive officers for such periods whose total annual salary and bonus earned during any such annual period exceeded $100,000 (collectively, our “Named Executive Officers”).

Except as noted below, no compensation in the form of stock, options or other equity were granted or issued to any of the persons set forth in the following table during the periods indicated as compensation.

Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steve Hoffman, CEO(4)	2018	$450,000	$318,500	$—	$11,255	$779,755
	2017	$450,000	—	$3,785,000	$11,000	$4,246,000
	2015	$455,900	—	$0	$151,000	$606,900
Michael Demurjian, COO(5)	2018	$450,000	$318,500	$—	$30,545	$799,045
	2017	$450,000	—	$3,785,000	$28,500	$4,263,500
	2015	$457,600	—	$0	$243,000	$700,600
Ben Taylor, CFO, President(6)	2018	$414,875	$200,000	$54,299	$20,115	$689,289
	2017	$—	—	$3,839,088	$—	$3,839,088
Jonathan Eckard, Chief Scientific Affairs Officer	2018	$164,861	$164,583	$1,857,570	$13,347	$2,200,361
Giuseppe Del Priore, MD, CMO	2018	$400,000	$120,000	$—	$—	$520,000
	2017	$400,000	—	$3,910,255	$—	$4,310,255

(1)

On October 27, 2016, the Board approved a change in fiscal year end from December 31 to March 31 of each year. As a result of the change in fiscal year, our Company filed with the SEC a transition report on Form 10-QT on November 8, 2016. As a result of this change, the data depicted for each year listed in the table above covers the twelve-month periods ended March 31, 2018, March 31, 2017 and December 31, 2015. Salary and total compensation (as calculated in accordance with the table above) for the resulting three-month interim period from January 1, 2016 through March 31, 2016, which is not covered by or depicted in the table above, were as follows: Mr. Hoffman $112,500 and $112,500; Mr. Demurjian $112,500 and $112,500; Mr. Del Priore $100,000 and $100,000.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts reported above in the “Option Awards” column represents the aggregate grant date fair value of option awards granted in the respective fiscal years, as determined in accordance with ASC 718. These values have been determined based on assumptions set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year-ended March 31, 2018.

(3)

All Other Compensation includes health insurance premium payments for 2018, 2017 and 2015, and 2015 amounts also include pre-2015 advances recognized and expensed in 2015 as compensation. For 2018, the Company made health insurance premium payments in the amount of $11,255 for Mr. Hoffman, $30,545 for Mr. Demurjian, $20,115 for Mr. Taylor and $13,347 for Dr. Eckard.

(4)

Mr. Hoffman served as President and Chief Executive Officer of Tyme, Inc. since its incorporation on July 26, 2013 and became our Chief Executive Officer upon the consummation of the Merger on March 5, 2015.

(5)	Mr. Demurjian served as Vice President and Chief Operating Officer of Tyme, Inc. from its incorporation on July 26, 2013 and became our Chief Operating Officer on March 5, 2015.

(6)

Mr. Taylor received 129,957 options in lieu of salary for 2018. Accordingly a portion of the amount reported for Mr. Taylor as “salary” for 2018 in the table above represents the amount foregone in exchange for options. See “Grants of Plan Based Awards During the Fiscal Year Ended March 31, 2018” for more information on this grant.

Grants of Plan Based Awards During the Fiscal Year Ended March 31, 2018

The following table summarizes all option grants during the fiscal year ended March 31, 2018 to the Named Executive Officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price Exercise Price of Option Awards	Grant Date Fair Value of Option Awards(4)
Ben Taylor	11/22/2017	50,000	(1)	$4.10	$54,299
Ben Taylor	11/22/2017	129,957	(2)	$4.10	$141,130
Jonathan Eckard	8/1/2017	500,000	(3)	$4.31	$1,857,570

(1)

The option grant vests and is exercisable in two equal installments on the grant date and the one year anniversary of the grant date and has a two year term, subject to earlier termination upon certain events.

(2)

The option grant vests in six equal installments on the monthly anniversaries of the grant date (21,659.50 each vesting date) and has a two year term, subject to earlier termination upon certain events.

(3)

The option grant vests 50,000 options on the date of grant, with the remaining options exercisable in four equal installments on the yearly anniversaries of the grant date (112,500 each vesting date) with a ten year term, subject to earlier termination upon certain events.

(4)

The amounts in the “Grant Date Fair Value of Option Awards” column reflect the aggregate grant date fair value of awards for grants of options to the optionees in fiscal year 2018, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the optionees during fiscal year 2018. These values have been determined based on assumptions set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year-ended March 31, 2018.

Outstanding Equity Awards as of March 31, 2018

As of March 31, 2018, the following 2015 Plan awards were outstanding for the benefit of our Named Executive Officers. This table provides information about outstanding unexercised stock options held as of March 31, 2018 by each of the Named Executive Officers which remain outstanding.

	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable (#)	Unexercisable (#)(1)
Steve Hoffman	305,555	194,445	$8.75	05/09/2026
Michael Demurjian	305,555	194,445	$8.75	05/09/2026
Ben Taylor	375,000	1,125,000	$2.95	03/27/2027
	111,638	68,319	$4.10	11/22/2019
Jonathan Eckard	50,000	450,000	$4.31	7/31/2027
Giuseppe Del Priore	25,000	—	$3.75	10/21/2026
	25,000	—	$2.75	02/08/2027
	229,167	270,833	$8.75	05/09/2026

(1)	The following table shows the vesting date of stock options that have not vested as of March 31, 2018 for such Named Executive Officers.

Name	Number of Stock Options That Have Not Vested	Next Vesting Date from 3/31/2018	Next Vesting Amount	Remaining Vesting Terms
Steve Hoffman	194,445	4/9/2018	13,889	1/36th of total grant every month after date of grant
Michael Demurjian	194,445	4/9/2018	13,889	1/36th of total grant every month after date of grant
Ben Taylor	43,319	4/22/2018	21,660	1/6th of total grant every month from date of grant
	25,000	11/22/2018	25,000	1/2 of total grant upon two year anniversary of date of grant
	1,125,000	3/27/2019	375,000	1/4th of total grant every anniversary of the date of grant
Jonathan Eckard	450,000	8/1/2018	112,500	1/4th every anniversary of date of grant
Giuseppe Del Priore	270,833	4/9/2018	10,417	1/48th of total grant every month from date of grant

Option Exercises and Stock Vested During the Fiscal Year Ended March 31, 2018

No stock options were exercised by any named executive officer during the fiscal year ended March 31, 2018 and no stock awards vested for any named executive officer during fiscal year ended March 31, 2018.

Employment Agreements

On March 5, 2015, the Company entered into employment agreements with its Chief Executive Officer and Chief Operating Officer. Under these agreements, each of such two executive officers will be entitled to an annual base salary of $450,000 and such performance bonuses as the Company’s Board may determine, from time to time, in its sole discretion. The base salaries are reviewed annually by the Company’s Board; provided that the base salaries may not be decreased from their then current levels due to any Board review. The employment agreements each have a term of five years; provided, however, that, commencing on the first anniversary of the dates of the agreements and on each anniversary thereafter, the term will automatically be extended by one year, such that, at any time during the term of the agreement, the remaining employment term will never be less than four years and one day. If employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to receive (i) base salary as in effect at the time of such termination to the extent such amount has accrued through the termination date and remains unpaid, (ii) any earned but unpaid performance bonus as of the termination date, (iii) in return for a timely executed and delivered release, an aggregate amount equal to the sum of base salary the executive would have received from the date of such termination through the then applicable expiration date, which will be payable in the same amounts and at the same intervals as if the employment period had not ended, and (iv) any unpaid expenses as of the termination date. If the employment is terminated for “Cause,” or in the case of the executive’s death or disability, the executive will only be entitled to his base salary through the termination date, plus any accrued and unpaid performance bonus as of the termination date. For purposes of these employment agreements, “Cause” means any one of the following: the executive’s: (i) breach of the employment agreement, (ii) conviction of, guilty plea to, or confession of guilt of, a felony involving the Company, (iii) materially fraudulent, dishonest or illegal conduct in the performance of services for or on behalf of the Company or any of its affiliates, (iv) conduct in material violation of Company policy, (v) conduct that is materially detrimental to the reputation of the Company or any of its affiliates, (vi) misappropriation of funds of the Company or any of its affiliates,

(vii) gross negligence or willful misconduct or willful failure to comply with written directions of the Board which directions are within the scope of executive’s duties under the employment agreement, (viii) engaging in conduct involving an act of moral turpitude, or (ix) breach of the duty of loyalty to the Company or its Affiliates. For purposes of these employment agreements, “Good Reason” means the failure of the Company to make all payments due to the executive under the applicable agreement and the continuation thereof for more than five calendar days after notice to the Company of such failure and demand for such outstanding payment(s).

In May 2016, the Company approved an employment agreement with Giuseppe Del Priore, M.D. for the position of Chief Medical Officer of the Company with an initial expiration date of October 31, 2016. The agreement could renew for an additional one-year period unless timely notice of nonrenewal is given or is earlier terminated pursuant to its terms. The agreement was not renewed and Dr. Del Priore is an “at will” employee. The agreement provided for an annual salary of $400,000 and severance benefits equal to three months of salary payable in certain circumstances. The Board also approved the grant to Dr. Del Priore of an option to purchase 500,000 shares of Common Stock vesting over a four- year term on a monthly basis. The exercise price of this option was set at $8.75 per share, which was the closing price for our stock on the OTCBB for the preceding trading day.

On March 15, 2017, the Company entered into a letter agreement with Ben R. Taylor, which was effective as of March 23, 2017 (the “Effective Date”), pursuant to which he became President and Chief Financial Officer of the Company, with service and cash compensation payable effective April 3, 2017, which provides for an annual salary of $450,000 and a term which is scheduled to expire on the one-year anniversary of the Effective Date of the letter agreement unless earlier terminated (the “Taylor Letter Agreement”). The Taylor Letter Agreement (i) could renew for an additional one-year period unless timely notice of nonrenewal is given or the Taylor Letter Agreement is earlier terminated, (ii) provides for severance benefits equal to six months of salary in the event of termination by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the Taylor Letter Agreement) in return for a timely executed and delivered release and (iii) contemplates the establishment of a performance bonus opportunity based upon the achievement of performance criteria and goals approved by the Board. Pursuant to the Taylor Letter Agreement, the Company granted to Mr. Taylor, effective March 27, 2017 (the “Grant Date”), a nonqualified stock option to Mr. Taylor, which enables Mr. Taylor to purchase up to 1,500,000 shares of Common Stock of the Company at an exercise price per share of $2.95. The Option vests in four equal annual installments on each anniversary of the Grant Date. The Taylor Letter Agreement was amended effective November 29, 2017 to provide for compensation of Mr. Taylor with stock options in lieu of potential future cash compensation..

On August 9, 2017, the Company entered into a letter agreement with Jonathan Eckard, pursuant to which he became Chief Science Affairs Officer of the Company, with an annual salary of $200,000 and a term scheduled to expire on the one-year anniversary of the effective date of the letter agreement unless earlier terminated (the “Eckard Letter Agreement”). Following completion of a qualified offering by the Company, as such term is defined in the Eckard Letter Agreement, Mr. Eckard will become entitled to a bonus equal to $155,000 multiplied by the number of years that he has been employed by the Company on the date of the qualified offering, and thereafter, Mr. Eckard’s annual salary would increase to $355,000. The Eckard Letter Agreement (i) could renew for an additional one-year term unless timely notice of nonrenewal is given or is earlier terminated, (ii) provides for severance, in the event of termination by the Company without cause (as defined in the Eckard Letter Agreement), equal to six months’ salary (as in effect at the time of termination) and immediate vesting of 112,500 options for Company common stock, all in return for a timely executed and delivered release and (iii) contemplates the establishment of a performance bonus opportunity based upon the achievement of performance criteria and goals approved by the Board and conditioned on Mr. Eckard’s continued employment by the Company. Pursuant to the Eckard Letter Agreement, the Board granted to Mr. Eckard options to purchase up to 500,000 shares of the Company’s common stock at a per-share exercise price of $4.31 (collectively, the “Eckard Options”). 50,000 of the Eckard Options vested upon execution of the Eckard Employment Agreement. The remaining 450,000 shares subject to the Eckard Options are scheduled to vest over a four-year term in equal annual installments beginning on the one-year anniversary of the Eckard

Options’ grant date, conditioned on Mr. Eckard’s continued employment by the Company on the applicable vesting date.

Potential Payments Upon Termination or Change of Control

We have employment agreements with each of Steve Hoffman, Michael Demurjian, Ben Taylor and Jonathan Eckard that provide for payments to each such Named Executive Officer upon termination of employment under specified circumstances. For information regarding the specific circumstances that would trigger payments and the provision of benefits, the manner in which payments and benefits would be provided and conditions applicable to the receipt of payments and benefits, see “—Employment Agreements” above.

The following table sets forth certain pro forma information regarding potential payments and benefits that each Named Executive Officer who was serving as an executive officer on March 31, 2018 would be entitled to receive upon termination of employment under specified circumstances, assuming that the triggering event occurred on March 31, 2018.

Summary of Potential Payments Upon Termination or Change of Control
Name and Benefits	Change of Control ($)		Death or Disability ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or With Good Reason ($)
Steve Hoffman
Cash Severance(1)	—		—	—	2,217,338
Stock Options		(6)	—	—	—
Other Benefits	—		—	—	—

Total Estimated Value	—		—	—	2,217,338

Michael Demurjian
Cash Severance(2)	—		—	—	2,217,338
Stock Options		(6)	—	—	—
Other Benefits	—		—	—	—

Total Estimated Value	—		—	—	2,217,338

Ben R. Taylor
Cash Severance(3)	—		—	—	225,000
Stock Options		(6)	—	—		(4)
Other Benefits	—		—	—	—

Total Estimated Value	—		—	—	225,000

Jonathan Eckard
Cash Severance(5)	—		—	—	177,500
Stock Options		(6)	—	—		(4)
Other Benefits	—		—	—	—

Total Estimated Value	—		—	—	177,500

(1)	Mr. Hoffman will receive cash severance representing the remainder of his base salary as of the date of termination through the current expiration date of his employment agreement, March 5, 2020 as well as any fully earned and declared but unpaid performance bonus as of the termination date. For fiscal 2018, discretionary bonuses were determined, approved and paid in May 2018 and formal performance bonus targets or metrics were established at any earlier date. For Mr. Hoffman, such discretionary bonus was $273,500.
(2)

Mr. Demurjian will receive cash severance representing the remainder of his base salary as of the date of termination through the current expiration date of his employment agreement, March 5, 2020 as well as any fully earned and declared but unpaid performance bonus as of the termination date. For fiscal 2018, discretionary bonuses were determined, approved and paid in May 2018 and formal performance bonus targets or metrics were established at any earlier date. For Mr. Demurjian, such discretionary bonus was $273,500.
(3)	Mr. Taylor will receive cash severance representing one half of his base salary as of the date of termination through the current expiration date of his employment agreement, March 21, 2019 as well as any fully earned and declared but unpaid performance bonus as of the termination date. For fiscal 2018, discretionary bonuses were determined, approved and paid in May 2018 and formal performance bonus targets or metrics were established at any earlier date. For Mr. Taylor, such discretionary bonus was $200,000.
(4)	Upon a termination without Cause, 375,000 and 125,000 options would immediately vest for Messrs. Taylor and Eckard, respectively. All of the options that would vest have exercise prices greater than the closing price of Tyme’s Common Stock as of March 31, 2018.
(5)	Mr. Eckard will receive cash severance representing one half of his base salary as of the date of termination through the current expiration date of his employment agreement, August 2, 2018 as well as any fully earned and declared but unpaid performance bonus as of the termination date. For fiscal 2018, discretionary bonuses were determined, approved and paid in May 2018 and formal performance bonus targets or metrics were established at any earlier date. For Mr. Eckard, such discretionary bonus was $100,000.
(6)	Under outstanding option award agreements, the Company may accelerate the vesting of options in certain change of control transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of March 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by stockholders prior to March 31, 2018	5,438,072	(1)	$5.11	7,963,190
Equity compensation plans not approved by stockholders prior to March 31, 2018	59,534	(2)	$5.00	—

Total Equity	5,497,606		$5.11	7,963,190

(1)	Includes 5,438,072 shares of our Common Stock issuable under option awards made prior to March 31, 2018 under our 2015 Equity Incentive Plan and our 2016 Plan, each approved by stockholders; these option awards carry a weighted average exercise price of $5.11 per share. For a description of the terms of the 2015 Equity Incentive Plan and 2016 Plan, please see Note 10 to the consolidated financial statements presented elsewhere herein.
(2)	Includes 59,534 shares of our Common Stock issuable upon the exercise of certain warrants to purchase Common Stock as of March 31, 2018 at a weighted average exercise price $5.00 per share; the warrants described in this sentence are limited to warrants issued in return for goods or services provided and do not include warrants issued in connection with capital raising transactions, consistent with applicable SEC disclosure obligations.
(3)	Includes 7,963,190 shares of our Common Stock issuable under awards eligible to be made (and not outstanding) as of March 31, 2018 under our 2015 Equity Incentive Plan and 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED-PARTY AND OTHER TRANSACTIONS

SEC rules require us to disclose any transaction since the beginning of the registrant’s last fiscal year or any currently proposed transaction in which our Company is a participant and in which any related person has or will have a direct or indirect material interest involving an amount in excess of $120,000. A related person is any executive officer, director, nominee for director or holder of 5% or more of the Company’s common stock or an immediate family member of any of those persons.

In accordance with such SEC rules, in addition to other disclosures contained elsewhere in this report, we note the following related party transactions that occurred during such period:

The Company was provided legal service by DBR. Mr. Biehl, a partner of DBR, is a member of the Board and has received, and is entitled to receive, equity compensation payable to non-employee directors generally under the 2016 Plan, as well as cash compensation payable to non-employee directors generally. See “DIRECTOR COMPENSATION” and “PROPOSAL NO. 3 APPROVAL OF OUR AMENDED AND RESTATED 2016 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.” During the year ending March 31, 2018, approximately $1,819,000, was legal charges incurred payable to DBR, and the Company had approximately $384,000 and $362,000 in accounts payable and accrued expenses payable to DBR at March 31, 2018 and June 30, 2018, respectively.

AUDIT COMMITTEE REPORT

With respect to Tyme Technologies, Inc.’s (“Tyme” or the “Company”) financial reporting process, the management of the Company is responsible for establishing and maintaining internal controls and preparing Tyme’s consolidated financial statements. Tyme’s independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Tyme’s financial statements. We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of GT included in its audit of Tyme’s consolidated financial statements.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2018 with Tyme’s management and with GT, including the results of the independent registered public accounting firm’s audit of Tyme’s financial statements. We have also discussed with GT all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board (“PCAOB”) for communication with audit committees, under which GT must provide us with additional information regarding the scope and results of its audit of Tyme’s consolidated financial statements.

We have also received and reviewed the written disclosures and the letter from GT required by applicable requirements of the PCAOB regarding GT’s communications with the Audit Committee concerning independence, and have discussed with GT its independence from Tyme, as well as any relationships that may impact GT’s objectivity and independence.

Based on our review of the matters noted above and our discussions with Tyme’s management and independent registered public accountants, we recommended to the Board of Directors that the audited consolidated financial statements be included in Tyme’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, for filing with the Securities and Exchange Commission.

Members of the Audit Committee
David Carberry (Chair) Donald DeGolyer Tim Tyson

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed GT as our independent registered public accounting firm for the fiscal year ending March 31, 2019. We are asking our stockholders to ratify the selection of GT as our independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, we are submitting the election of GT to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if our stockholders ratify the election, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Tyme and our stockholders. Representatives of GT are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees for professional audit services and other services provided to Tyme by GT for the fiscal years ended March 31, 2018 and 2017.

	Fiscal 2018		Fiscal 2017
Audit Fees	$480,762	(1)	$362,600
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—

(1)	Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of our financial statements.

Our Audit Committee currently has not established formal pre-approval policies or procedures but all fees described above were approved by the Audit Committee of our Board.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019.

PROPOSAL NO. 3

APPROVAL OF OUR AMENDED AND RESTATED 2016 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

We are asking our stockholders to approve an amendment and restatement of the 2016 Stock Option Plan for Non-Employee Directors (the “Amended and Restated 2016 Plan”). If approved by our stockholders, the amendment and restatement would result in the following material changes to the 2016 Plan:

1.	increase the total number of shares of Common Stock authorized and reserved for issuance under the 2016 Plan by 2,000,000 shares to 2,750,000 shares; and

2.	provide the Compensation Committee discretion to allow different award structures and vesting schedules for grants under the 2016 Plan.

On May 24, 2018, the Compensation Committee conducted a review of the Company’s director compensation policy, in consultation with the Company’s independent compensation consultant, Pearl Meyer. In connection with that review, and upon the recommendation of the Compensation Committee, the Board unanimously approved the amendment and restatement of the 2016 Plan, subject to stockholder approval, to ensure that the Board and the Compensation Committee will be able to use the 2016 Plan to make the types of awards, and covering the number of shares, as necessary to meet the Company’s needs. The Board believes that participation in the 2016 Plan by our non-employee directors promotes the success of the Company’s business by aligning the interests of our non-employee directors with our stockholders. Further, the proposed changes to the 2016 Plan are intended to better align the Company’s director compensation programs with its peers to make the Company more competitive within its industry and peer group and promote the Company’s goals of attracting and retaining qualified outside directors.

Stockholder approval of the amendment and restatement of the 2016 Plan is necessary under Nasdaq requirements for equity compensation plans. If our stockholders do not approve the proposed amendment and restatement of the plan, the plan will continue in effect under the terms currently in place, and any awards granted to non-employee directors under the Amended and Restated 2016 Plan will be void.

Summary	of 2016 Plan Terms, as Amended and Restated

The material features of the Amended and Restated 2016 Plan are described below. The following description of the Amended and Restated 2016 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended and Restated 2016 Plan. Stockholders are urged to read the actual text of the Amended and Restated 2016 Plan in its entirety, which is attached to this Proxy Statement as Appendix A.

The purpose of the 2016 Plan is to compensate our non-employee directors for their Board service. Under the 2016 Plan (and under the Amended and Restated 2016 Plan) the Company may issue stock options to the non-employee directors. Upon the recommendation of the Compensation Committee after its review of the Company’s compensation practices with Pearl Meyer, the Board approved changes to the director compensation program, such that the program consists of the following: (i) annual cash retainers of $50,000 for director service, (ii) “Initial Grants” upon a director’s initial appointment to the Board consisting of an immediate stock option grant of 100,000 shares at fair market value; and (iii) “Annual Grants” for members who continue in service as members of the Board subsequent to each annual meeting of stockholders occurring subsequent to an Initial Grant, an annual stock option grant of 50,000 shares at fair market value. The Initial Grants and Annual Grants have a ten year term, subject to applicable termination or forfeiture provisions, and vest in equal quarterly increments over a one-year period from the date of grant.

Before the adoption of these changes, such grants consisted of: (i) Initial Grants of 25,000 shares at fair market value; and (ii) Annual Grants 10,000 shares at fair market value. Such stock option awards vested 50% on the date of grant and 50% on the first anniversary of the date of grant. Initial Grants and Annual Grants have a ten year term, subject to applicable termination or forfeiture provisions.

Stock options granted under the Amended and Restated 2016 Plan are awarded with an exercise price per share equal to the “Fair Market Value” as determined on the grant date based on the last sale before the grant date, the first sale after the grant date, the closing price on the trading day before or the trading day of the grant date, the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant date or any other reasonable method using actual transactions in such stock as reported on the market.

The Amended and Restated 2016 Plan also enables each non-employee director to elect to receive stock options in lieu of all or part of cash director fees that would otherwise be payable to that non-employee director, which are otherwise payable at the rate of $12,500 per quarter, or $50,000 per annum, for Board service (the “Cash Election Options”). As such, each non-employee director may elect, in accordance with procedures established by the Board, to receive options with a Black-Scholes-based valuation model value equal to the value of such cash director fees. Cash Election Options may be elected with a two- or five-year term, with the number of options associated with a two-year term having a larger number of underlying shares compared to the five-year term options due to the difference in time-value of two-year versus five-year options under the Black-Scholes based option valuation methodology. Cash Election Options are fully vested on the date of grant. In addition, the Board approved an amendment of the definition of “Fair Market Value” to be consistent with the definition of such defined term within the 2015 Equity Incentive Plan.

As of March 31, 2018, the Company has granted awards to six non-employee directors under the 2016 Director Plan, and seven non-employee directors are currently eligible for such awards as of the date of this Proxy Statement. With respect to actual new plan benefits available in the future to non-employee directors, please note that (1) non-employee directors who are re-elected in connection with the Annual Meeting (and continue service following each annual meeting thereafter) will receive options to purchase 50,000 shares of common stock with a per share exercise price equal to Fair Market Value and (2) that the amount of future Cash Election Options, if any, cannot be determined. No more than 2,750,000 shares may be issued pursuant to the Amended and Restated 2016 Plan. The Amended and Restated 2016 Plan expires in May 2026.

Federal Income Tax Consequences

Options granted to non-employee directors (or optionees) are considered nonqualified stock options under the Internal Revenue Code, which we refer to as “NSOs.” An optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of an NSO, the optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. We will receive an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the stock option. If an optionee sells shares received upon the exercise of an NSO, the optionee recognizes capital gain income to the extent the sales proceeds exceed the fair market value of such shares on the date of exercise.

New Plan Benefits

The following table sets forth all stock options that have been granted to our named executive officers, our current executive officers, our non-executive officer employees and our non-employee directors that are subject to stockholder approval of Proposal 3. The closing trading price of our Common Stock on Nasdaq as of July 20, 2018 was $2.91 per share.

Non-Employee Director	Number of shares underlying the option
David Carberry	75,000
James Biehl	75,000
Donald W. DeGolyer	100,000
Gerald H. Sokol	75,000
Paul Sturman	75,000
Tommy G. Thompson	75,000
Timothy C. Tyson	75,000

The Compensation Committee and Board approved the award of the options identified above on May 24, 2018, subject to stockholder approval. The exercise price of these options is $2.90 per share, the closing price of our Common Stock as reported by Nasdaq on the date of grant.

We intend to file with the SEC a Registration Statement on Form S-8 to register the additional 2,000,000 shares of Common Stock available for issuance under the Amended and Restated 2016 Plan promptly after receiving stockholder approval of the Amended and Restated 2016 Plan.

The Board of Directors recommends a vote “FOR” the approval of our Amended and Restated 2016 Stock Option Plan for Non-Employee Directors.

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers, as set forth in this Proxy Statement. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. We are also providing our stockholders with the opportunity to cast an advisory vote on the frequency of this advisory vote to approve the compensation of our named executive officers in Proposal 5.

Because the Company was an emerging growth company until March 31, 2018, this is our first stockholder vote to approve the compensation of our named executive officers. The Company welcomes our stockholders’ views on this subject, and our Board and Compensation Committee will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As described in detail in the “Compensation Discussion and Analysis”, our philosophy in setting executive compensation is to designed to attract, motivate and retain quality executive officers who will manage and lead the Company and will advance us toward achievement of our clinical and business development goals while being fair and equitable to employees and stockholders. Accordingly, we are seeking a vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

The Board of Directors recommends a non-binding vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our stockholders to approve the frequency of the advisory vote on the compensation of our named executive officers. Stockholders can indicate their preference on whether we should hold an advisory vote on the compensation of our named executive officers annually, every two years or every three years. Stockholders also have the option to abstain from voting on this matter.

Upon consideration of the Company’s long-term goals, the structure of the Company’s executive compensation program, currently contemplated modifications to such compensation programs and the time necessary to implement and evaluate effective changes in compensation structure, the Board believes that an advisory vote on executive compensation every two years would be most appropriate, as this will allow adequate time between votes for the Company to implement its compensation policy changes and engage with stockholders to understand and respond to the results of this advisory vote.

While this vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board intends to carefully consider the voting results in determining how frequently we will hold future advisory votes on executive compensation.

The Board of Directors recommends a non-binding vote to conduct future advisory votes on executive compensation every two years.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Proxy Materials, please notify your broker or us. You can make a request by contacting our Finance Department by phone at (212) 461-2315 or by mail at 17 State Street – 7th Floor, New York, NY 10004, Attention: Corporate Controller. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Availability of Annual Report on Form 10-K

We filed our 2018 Form 10-K with the SEC on June 13, 2018. We will mail to you without charge, upon written request, a copy of our 2018 Form 10-K, excluding exhibits. Please send the written request to Tyme Technologies, Inc., 17 State Street – 7th Floor, New York, NY 10004, Attention: Investor Relations. Our 2018 Form 10-K may also be accessed and printed directly from our website at http://www.tymeinc.com under the caption “Investors” or from the SEC’s website at www.sec.gov.

Other Business

Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by executing and returning the proxy card at your earliest convenience or by attending the Annual Meeting.

Appendix A

TYME TECHNOLOGIES, INC.

2016 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

As Amended and Restated Effective May 24, 2018

Tyme Technologies, Inc.

2016 Stock Option Plan for Non-Employee Directors

As Amended and Restated Effective May 24, 2018

1.	Purpose.

The purpose of the Tyme Technologies, Inc. 2016 Stock Option Plan for Non-Employee Directors (the “Plan”) is to promote the interests of Tyme Technologies, Inc. (the “Company”) and its stockholders by providing Non-Employee Directors with an ownership interest in the Company in order to more closely align their interests with those of the Company’s stockholders and to enhance the Company’s ability to attract and retain highly qualified Non-Employee Directors.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:

(a)	“Award” shall mean an Option granted pursuant to the Plan.

(b)	“Award Agreement” shall mean any written agreement, contract or other instrument or document between the Company and a Participant evidencing an Award.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Cause” shall mean (i) the engaging by the Participant in willful misconduct that is materially injurious to the Company, (ii) the embezzlement or misappropriation of funds or property of the Company by the Participant, (iii) the conviction of the Participant of a felony or the entrance of a plea of guilty or nolo contendere by the Participant to a felony, or (iv) the willful failure or refusal by the Participant to substantially perform his duties or responsibilities that continues after being brought to the attention of the Participant (other than any such failure resulting from the Participant’s incapacity due to disability). For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Determination of Cause shall be made by the Board in its sole discretion. Any such determination shall be final and binding on a Participant.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” shall mean the Compensation Committee of the Board or, if no such committee has been appointed, a committee of the Board which shall be comprised of at least two members who shall qualify as “non-employee directors” within the meaning of Rule 16b-3 issued under the Exchange Act. Prior to the date on which a committee is appointed to administer the Plan, “Committee” shall mean the Board.

(g)	“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

(h)	“Company” shall have the meaning set forth in Section 1 hereof.

(i)	“Effective Date” shall have the meaning set forth in Section 9(j) hereof.

(j)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(k)

“Fair Market Value” as of a particular date shall mean the fair market value of a share of Common Stock, based on the last sale before the grant date, the first sale after the grant date, the closing price on the trading day before or the trading day of the grant date, the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant date or any other reasonable method using actual transactions in Common Stock as reported on the market. The method of determining Fair

Market Value with respect to an Award shall be determined by the Committee; provided that, if the Committee does not specify a different method, the Fair Market Value as of a particular date shall be the closing price on the day as of which Fair Market Value is to be determined or, if there is no sale on such date, the next preceding day on which such a sale occurred. Notwithstanding the foregoing, (i) Fair Market Value shall be determined by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with Code Section 422, and (ii) Fair Market Value shall be determined in accordance with Code Section 409A.

(l)	“Non-Employee Director” shall mean a member of the Board who is not also an employee of the Company or a subsidiary.

(m)	“Option” shall mean the right, granted pursuant to the Plan, to purchase shares of Common Stock.

(n)	“Partial Disability” shall mean that the Committee has determined, in its sole discretion, that a Participant is partially disabled.

(o)	“Participant” shall mean a Non-Employee Director selected by the Committee to receive an Award under the Plan.

(p)	“Permanent Disability” means that the Participant has been determined to be disabled by the Committee in its sole discretion.

(q)	“Plan” shall have the meaning set forth in Section 1 hereof.

(r)	“Plan Year” shall mean the Company’s fiscal year.

(s)	“Retirement” shall mean the Participant’s termination of service on the Board by reason of retirement, as determined by the Committee in its sole discretion.

(t)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

3.	Administration.

(a)	Committee’s Powers. Except as reserved to the discretion of the Board hereunder, the Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan. The Committee will have the authority to: (i) construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Plan or any Award; (iii) select persons to receive Awards; (iv) determine the form and terms of Awards; (v) determine the number of shares of Common Stock subject to Awards; (vi) grant waivers of Plan or Award conditions; (vii) determine the vesting, exercisability and payment of Awards; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Award or any Award Agreement; and (ix) make all other determinations necessary or advisable for the administration of the Plan.

(b)	Committee’s Discretion Final. All determinations, decisions and interpretations made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all parties, including Non-Employee Directors, the Company, the Company’s stockholders, and any other interested persons.

4.	Eligibility.

Each Non-Employee Director shall be eligible to be selected as a Participant in the Plan. The Committee shall select the Non-Employee Directors to receive Awards and shall determine the number of shares of Common Stock subject to a particular Award in such manner as the Committee determines in its sole discretion.

5.	Stock Subject to the Plan.

(a)	Number of Shares. The maximum number of shares of Common Stock reserved for issuance pursuant to the Plan shall be 2,750,000 subject to equitable adjustment as provided in Section 5(b) below. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Common Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

(b)	Equitable Adjustment. In the event that an extraordinary transaction or other event or circumstance affecting the Common Stock shall occur, including, but not limited to, any extraordinary dividend or other distribution (whether in the form of cash, stock or other property), or recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, sale of assets or other similar transaction or event, and the Committee determines that a change or adjustment in the terms of any Award is appropriate, then the Committee may, in its sole discretion, make such equitable changes or adjustments or take any other actions that it deems necessary or appropriate (which shall be effective at such time as the Committee in its sole discretion determines), including, but not limited to (A) causing changes or adjustments to any or all of (i) the number and kind of shares of stock or other securities or property which may thereafter be issued under the Plan in connection with Awards, (ii) the number and kind of shares of stock or other securities or property issued or issuable in respect of outstanding Awards, and (iii) the exercise price relating to any Award, and (B) canceling outstanding Awards in exchange for replacement awards or cash.

6.	Non-Employee Director Options.

(a)	General. The Committee may grant one or more Options to a Non-Employee Director and will determine (i) the number of shares of Common Stock subject to each such Option, (ii) the exercise price of each such Option, (iii) the period during which each such Option may be exercised, and (iv) all other terms and conditions of each such Option, subject to the terms and conditions of this Section 6.

(b)	Form of Option Award Agreement. Each Option granted pursuant to this Section 6 shall be evidenced by an Award Agreement. Each Award Agreement shall (i) state that the Option constitutes a Nonqualified Stock Option, (ii) state the number of shares of Common Stock to which the Option relates, (iii) contain such other provisions (which need not be the same for each Non-Employee Director or Option) as the Committee may from time to time approve, and (iv) comply with and be subject to the terms and conditions of the Plan.

(c)	Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee.

(d)

Exercise Period. Each Option shall be exercisable within the times or upon the occurrence of one or more events determined by the Committee and set forth in the Award Agreement governing such Option, provided that no Option will be exercisable after the expiration of ten years from the date the Option is granted. The Committee also may provide for an Option to become exercisable at one time or from time to time, periodically or otherwise, in such number of shares of Common Stock or percentage of share s of Common Stock as the Committee determines. Except as otherwise provided in an Award Agreement and provided that the Non-Employee Director shall have continually served as such from the date of grant through the applicable vesting date, an Option shall become vested on a quarterly basis over a one year period following the date of grant (at a rate of 1/4 per quarter), such that on the first anniversary of the date of grant, the Option will be fully vested. Notwithstanding the foregoing, except as otherwise provided in an Award Agreement, (i) each outstanding Option shall become immediately vested and exercisable in full upon the death of the Non-Employee Director, and (ii) if the

Non-Employee Director’s membership on the Board terminates by reason of Retirement, Permanent Disability or Partial Disability, any outstanding Option held by such Non-Employee Director shall become immediately vested and exercisable in full.

(e)	Exercise Price. The exercise price of an Option will be determined by the Committee when the Option is granted and may be not less than 100% of the per share Fair Market Value of the shares of Common Stock subject to such Option on the date of grant of such Option. Payment for the shares of Common Stock purchased shall be made in accordance with Section 6(g) of the Plan.

(f)	Termination. Except as otherwise provided in an Award Agreement, upon the cessation of a Non-Employee Director’s membership on the Board for any reason, vested Options granted to such Non-Employee Director shall expire upon the earliest to occur of (i) two (2) years from the date of such cessation of Board membership, (ii) the tenth anniversary of the date of grant of the Option, or (iii) the second anniversary of the Non-Employee Director’s death; provided, the periods set forth in clauses (i) and (iii) may be extended upon Board approval. Any portion of an Option that is not vested on the Non-Employee Director’s cessation of Board membership for any reason (or does not become vested by reason of such cessation of membership under paragraph (f) above) shall be permanently forfeited on the date such membership ceases.

(g)	Method and Time of Payment. The Option exercise price shall be paid in full, at the time of exercise, in cash, in shares of Common Stock having a Fair Market Value equal to such Option exercise price, in a combination of cash and Common Stock or, in the sole discretion of the Committee or as set forth in any Award Agreement, through a cashless exercise procedure.

(h)	Elective Options for Non-Employee Directors. Each Non-Employee Director may from time to time elect, in accordance with procedures established by the Committee, to receive in lieu of all or part of any cash fees for services as a director of the Company that would otherwise be payable to such Non-Employee Director (“Cash Fees”), an Option to purchase shares of Common Stock, which Option shall have a value (as determined in accordance with the Black-Scholes stock option valuation method) as of the date of grant of such Option equal to the amount of such Cash Fees. Notwithstanding anything to the contrary set forth elsewhere in the Plan, (i) the Option shall remain outstanding for a term of two or five years from the date of grant, as elected by the Non-Employee Director, and (ii) the Option shall be fully vested and exercisable at the time of grant.

7.	General Provisions.

(a)	Compliance with Legal Requirements. The Plan and the granting and exercising of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental authority or agency as may be required.

(b)	Nontransferability. Awards shall not be transferable by a Participant other than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however Awards may be transferred pursuant to a domestic relations order awarding benefits to an “alternate payee” (within the meaning of Code Section 414(p)(8)) that the Committee determines satisfies the criteria set forth in paragraphs (1), (2), and (3) of Code Section 414(p).

(c)	No Right To Continued Directorship. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue to serve as a director of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement.

(d)	Withholding Taxes. Where a Participant or other person is entitled to receive shares of Common Stock pursuant to the exercise of an Option or is otherwise entitled to receive shares of Common Stock or cash pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such shares.

Unless otherwise prohibited by the Committee or by applicable law, a Participant may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares of Common Stock or cash otherwise payable to such Participant through such Award having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, equal to the amount of the total withholding tax obligation, and/or (c) delivering to the Company previously acquired shares of Common Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, equal to the amount of the total withholding tax obligation.

(e)	Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, any such amendment, suspension or termination of the Plan shall be subject to the requisite approval of the stockholders of the Company to the extent stockholder approval is necessary to satisfy the applicable requirements of the Exchange Act or Rule 16b-3 thereunder, any New York Stock Exchange, Nasdaq or securities exchange listing requirements or any other law or regulation. Except as otherwise provided herein, no amendment shall materially adversely affect the rights of any Participant under any Award previously granted under the Plan without such Participant’s consent. Unless sooner terminated by the Board, the Plan will automatically terminate on the tenth anniversary of the Effective Date. If the Plan is terminated, any unexercised Option shall continue to be exercisable in accordance with its terms and the terms of the Plan in effect immediately prior to such termination.

(f)	Participant Rights. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Common Stock covered by any Award until the date of exercise of the Option and the issuance of a certificate to him or her for such shares in respect of such exercise.

(g)	Unfunded Status of Awards. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h)	No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(i)	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(j)	Effective Date. The “Effective Date” of this Plan is May 9, 2016.

(k)	Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. TYME TECHNOLOGIES, INC. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THE BOARD OF DIRECTORS OF TYME TECHNOLOGIES, INC. RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND FOR A FREQUENCY OF “2 YEARS” FOR PROPOSAL 5. ALL OF THE PROPOSALS ARE PROPOSALS OF THE COMPANY. Please mark your votes like this Proposal 1. Election of Directors (1) Steve Hoffman (2) Michael Demurjian (3) Donald W. DeGolyer WITHHOLD AUTHORITY FOR ALL FOR ALL FOR ALL NOMINEES NOMINEES EXCEPT Proposal 3. Approval of Amended and Restated 2016 Stock Option Plan for Non-Employee Directors. (Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below) FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Proposal 4. Advisory vote to approve executive compensation: Proposal 5. Advisory vote on frequency of future advisory votes to approve executive compensation: 1 Year 2 Years 3 Years ABSTAIN In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy, when properly signed, dated and returned, will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR All Nominees in Proposal 1 and FOR Proposals 2, 3 and 4 and 2 Years for Proposal 5. Proposal 2. Ratification of appointment of Grant Thornton LLP as independent registered public accounting firm for the fiscal year March 31, 2019. FOR AGAINST ABSTAIN CONTROL NUMBER Signature Signature, if held jointly Date, 2018 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2018 Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.cstproxy.com/tymeinc/2018 FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TYME TECHNOLOGIES, INC. The undersigned hereby authorizes Steve Hoffman and Ben R. Taylor, and each of them, with full of substitution and power to act alone, as proxies to vote all of the shares of Common Stock the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Tyme Technologies, Inc. to be held at 11:00 a.m., local time, August 23, 2018 at Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, NJ 07932, and at any adjournments or postponements thereof. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS, THE PROXY STATEMENT FOR THE ANNUAL MEETING, AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2018. ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE SHARES OF COMMON STOCK AT THE ANNUAL MEETING ARE EXPRESSLY REVOKED.